Exhibit 99.1

FOR IMMEDIATE RELEASE

Madison BancShares Reports First Quarter Earnings

Palm Harbor, Florida – April 22, 2004 – PR Newswire – Madison BancShares, Inc., the parent company of Madison Bank, today announced first quarter 2004 net earnings of $470,000, compared to operating earnings in the first quarter of 2003 of $427,000, which excludes a $124,000 after tax gain on the sale of branch deposits. Net earnings for the first quarter of 2003 including the branch sale gain were $551,000. Diluted earnings per share were 22 cents for the quarter compared to 26 cents a year ago and 20 cents excluding the branch deposit gain.

First Quarter 2004 Financial Summary

	March 31, 2004	March 31, 2003
Net Earnings	$470,000	$551,000
Net Earning (excluding gain)	$470,000	$427,000
Diluted Earnings per Share	$0.22	$0.26
Diluted EPS (excluding gain)	$0.22	$0.20
Total Assets	$215,166,000	$192,426,000
Stockholders’ Equity	$17,650,000	$15,185,000

Madison expects to open its new Mitchell Ranch Office in the Trinity area of New Port Richey in mid-June. Robert B. McGivney, President and CEO commented, “We look forward to the opening of our newest location and proceeding on the recently announced definitive agreement with Whitney Holding Corporation for Whitney to acquire Madison.”

Madison BancShares is the largest publicly traded, North Pinellas County based community bank, serving customers through its offices in Palm Harbor, Port Richey and Tarpon Springs. Its stock is traded on the NASDAQ Small Cap market under the symbol “MDBS.” Current market makers in the stock are: Advest, Inc. (866-273-6661), Carl P Sherr & Co. (800-257-4377), and Morgan Keegan (800-238-7533).

For More Information Contact:
Martin Gladysz, CFO
Telephone: (727) 287-3138